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                                                                    Exhibit 12.1

Ratio of Earnings To Fixed Charges

                                                                               Year Ended December 31,
                                                    2000              1999               1998              1997             1996
                                            ----------------------------------------------------------------------------------------
                                                                                (amounts in thousands)
Net loss                                       $ (1,411,273)       $ (719,968)        $ (124,546)       $ (31,020)        $ (6,246)

Equity in losses of
 equity-method investees                            304,596            76,769              2,905                -                -
                                            ----------------------------------------------------------------------------------------
Net loss before equity in
 losses of equity-method investees               (1,106,677)         (643,199)          (121,641)         (31,020)          (6,246)
                                            ----------------------------------------------------------------------------------------

Plus fixed charges:
     Interest expense including
      amortization of debt
      issuance costs                                130,921            84,566             26,639              326                5

     Assumed interest element
      included in rent expense                       10,773             4,732              2,833              700               90
                                            ----------------------------------------------------------------------------------------
                                                    141,694            89,298             29,472            1,026               95
                                            ----------------------------------------------------------------------------------------

     Adjusted earnings (loss)                      (964,983)         (553,901)           (92,169)         (29,994)          (6,151)
     Fixed charges                                 (141,694)          (89,298)           (29,472)          (1,026)             (95)
                                            ----------------------------------------------------------------------------------------
Deficiency in earnings to
 cover fixed charges                           $ (1,106,677)       $ (643,199)        $ (121,641)       $ (31,020)        $ (6,246)
                                            ========================================================================================